-------------------------=======================================================

                         PRUCO LIFE INSURANCE COMPANY
                         213 Washington Street, Newark, NJ 07102-2992
THE PRUDENTIAL [LOGO]    A STOCK COMPANY SUBSIDIARY OF
                         The Prudential Insurance Company of America

INSURED   JOHN DOE                                    XX XXX XXX   POLICY NUMBER
                                                      JULY 1, 1999 CONTRACT DATE

AGENCY    R-NK 1


================================================================================


Flexible Premium Variable Life Insurance Policy. Insurance payable only upon death. Cash values reflect premium payments, investment results, and charges. Non-participating.









We will promptly pay the beneficiary the death benefit described under the Death Benefit provision of this contract if we receive due proof that the Insured died. We make this promise subject to all the provisions of this contract.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE, DEPENDING ON THE PAYMENT OF PREMIUMS, THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS, AND THE CHARGES MADE.

THE CASH VALUE MAY INCREASE OR DECREASE DAILY, DEPENDING ON THE PAYMENT OF PREMIUMS, THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS, AND THE CHARGES MADE. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

If there is ever a question about this contract, please see a Pruco Life Insurance Company representative or contact one of our offices.

RIGHT TO CANCEL CONTRACT.- You may return this contract to us within 10 days after you receive it. All you have to do is take the contract or mail it to one of our offices or to the representative who sold it to you. It will be canceled and we will return your money in accordance with applicable law.

Signed for Pruco Life Insurance Company, an Arizona Corporation.


             SPECIMEN [stamp]                   SPECIMEN [stamp]
             /s/Susan L. Blount                 /s/Esther H. Milnes
             ---------------------              ---------------------
                  Secretary                           President






PLEASE READ YOUR POLICY CAREFULLY; it is a legal contract between you and Pruco Life Insurance Company.


================================================================================


CVUL--1999

-------------------------=======================================================

                         GUIDE TO CONTENTS

                                                                            PAGE

CONTRACT DATA .............................................................    3
  Insured's Information; Rating Class; Basic Contract Information; Type of
  Death Benefit; Life Insurance on the Insured; Minimum Initial Premium; Contract Limitations; Other Benefits (if applicable); Adjustments to
  Premium Payments; Adjustments to the Contract Fund; Monthly Deductions from the Contract Fund for Other Benefits (if applicable); Variable
  Investment Options; Initial Allocation of Invested Premium Amounts;
  Segment Table

TABLE OF MAXIMUM MONTHLY INSURANCE RATES PER $1000 .......................     4

TABLE OF ATTAINED AGE FACTORS ............................................     4

DEFINITIONS ..............................................................     5

THE CONTRACT .............................................................     5
  Entire Contract; Contract Modifications; Incontestability

OWNERSHIP ................................................................     6

DEATH BENEFIT PROVISIONS .................................................   6&7
  Death Benefit; Changing the Type C Death Benefit Interest Rate;
  Additional Death Benefits; Method of Payment; Net Amount at Risk; Suicide Exclusion; Interest on Death Benefit

CHANGE IN BASIC INSURANCE AMOUNT .........................................     7

COST OF INSURANCE ........................................................     8

CHANGING THE TYPE OF DEATH BENEFIT .......................................   8&9
  Type A to B; Type A to C; Type B to A; Type B to C; Type C to A; Type C to B

BENEFICIARY ..............................................................     9

PREMIUM PAYMENT .......................................................... 10&11
  Payment of Premiums; Invested Premium Amount; Charge for Sales Expenses; Crediting the Initial Premium Payment; Allocations

CONTRACT FUND ............................................................    11

DEFAULT ..................................................................    11
  Notice of Default

REINSTATEMENT ............................................................    11

SEPARATE ACCOUNT .........................................................    12
  Separate Account; Variable Investment Options; Separate Account
  Investments


                                     Page 2
(CVUL--1999)

-------------------------=======================================================

                                                                            Page

TRANSFERS ................................................................    13

SURRENDER ................................................................    13
  Cash Value; Net Cash Value; Return of Sales Charges

WITHDRAWALS ..............................................................    14
  Effect on Contract Fund; Effect on Basic Insurance Amount

LOANS ....................................................................    15
  Loan Value; Contract Debt; Loan Requirements; Interest Charge; Preferred
  Loan; Maximum Preferred Loan Amount; Effect on Contract Fund

GENERAL PROVISIONS .......................................................    16
  Annual Report; Payment of Death Claim; Currency; Misstatement of Age or
  Sex; Assignment; Change in Plan; Factors Subject to Change;
  NonParticipating; Applicable Tax Law

BASIS OF COMPUTATION .....................................................    17
  Mortality Basis and Interest Rate; Minimum Legal Values

SETTLEMENT OPTIONS .......................................................    18
  Options Described; Interest Rate

SETTLEMENT OPTIONS TABLES ................................................    19

  A copy of the application and any riders or endorsements can be found at the end of the contract


                                    Page 2A
(CVUL--1999)

-------------------------=======================================================











                               [BLANK PAGE}














                                    Page 2B
(CVUL--1999)

                                                   PROCESSING DATE: JUL 10, 1999
                                 CONTRACT DATA

INSURED

JOHN DOE       Male,     Issue Age 35

--------------------------------------------------------------------------------

RATING CLASS

(See Segment Table on Page 4)

--------------------------------------------------------------------------------

BASIC CONTRACT INFORMATION

     Policy Number       XX XXX XXX
     Contract Date       July 1, 1999
     Premium Period      Life
     Beneficiary         See Beneficiary Provision attached

     Loan Interest Rate            5.00%
     Preferred Loan Interest Rate  4.25&
--------------------------------------------------------------------------------

TYPE OF DEATH BENEFIT (see Death Benefit Provisions)

     Type B
--------------------------------------------------------------------------------

LIFE INSURANCE ON THE INSURED

                         Basic Insurance
Effective Date           Amount
----------------------------------------
  Contract Date            $100,000.00
--------------------------------------------------------------------------------

MINIMUM INITIAL PREMIUM

     The minimum initial premium due on the Contract Date is $350.73.

--------------------------------------------------------------------------------
                      CONTRACT DATA CONTINUED ON NEXT PAGE

Page 3 (99)

                                                   PROCESSING DATE: JUL 10, 1999
                                                    POLICY NO. XX XXX XXX

                            CONTRACT DATA CONTINUED

CONTRACT LIMITATIONS

     The minimum premium we will accept is $25.00.

     The minimum basic insurance amount is $100,000.00
     The minimum increase in basic insurance amount is $5,000.00.
     The minimum decrease in basic insurance amount is $5,000.00.

     The minimum amount you may withdraw is $500.00.
     The minimum amount you may borrow is $200.00.

--------------------------------------------------------------------------------

ADJUSTMENTS TO PREMIUM PAYMENTS

   From each premium paid we will:

     Subtract a charge for up to 7.5% for any taxes attributable to premiums. For purposes of this charge, the term "taxes attributable to premiums" shall include: (a) any federal, state or local income tax, (b) any premium, excise, or business tax, and (c) any other type of tax (or component thereof) measured by or based upon the amount of premium received by us.

     Subtract a charge for sales expenses from premiums paid as described in the Charge For Sales Expenses provision.

   The remainder of the premium is the invested premium amount.

--------------------------------------------------------------------------------

   ADJUSTMENTS TO THE CONTRACT FUND

     On the Contract Date the contract fund is equal to the invested premium amount credited on that date, minus any of the charges described below which may be due on that date.

     On each day after the contract date, we will adjust the contract fund by:

       adding any invested premium amounts.

       adding any increase due to investment results of the variable investment options.
                      CONTRACT DATA CONTINUED ON NEXT PAGE

Page 3A (99)

                                                   PROCESSING DATE: JUL 10, 1999
                                                    POLICY NO. XX XXX XXX

                             CONTRACT DATA CONTINUED

     adding guaranteed interest at an effective annual rate of 4% (0.01074598% a day) on that portion of the contract fund that is attributable to any loan amount (see Loans).

     subtracting any decrease due to investment results of the variable investment options.

     subtracting a charge against the variable investment options at an effective annual rate of not more than 0.50% (.00136646% a day) for mortality and expense risks that we assume.

     subtracting any withdrawals.

     subtracting an administrative charge of up to $25.00 for any withdrawals.

     subtracting an administrative charge of up to $25.00 for any change in basic insurance amount.

     subtracting an administrative charge of up to $25.00 for each transfer between variable investment options exceeding twelve in any contract year.

   And on each monthly date, we will adjust the contract fund by:

     subtracting a charge for administrative expenses of up to $0.05 per $1,000 of the basic insurance amount of each Basic Insurance Segment, totaled, plus $10.00.

     subtracting a deduction for the cost of any other benefits.

     subtracting a charge for the cost of insurance (see Cost of Insurance).

--------------------------------------------------------------------------------
                      CONTRACT DATA CONTINUED ON NEXT PAGE


Page 3B (99)

                                                   PROCESSING DATE: JUL 10, 1999
                                                    POLICY NO. XX XXX XXX

                            CONTRACT DATA CONTINUED

VARIABLE INVESTMENT OPTIONS

  THE PRUCO LIFE VARIABLE UNIVERSAL ACCOUNT

     Each variable investment option of this account invests in a specific portfolio of The Prudential Series Fund, Inc. and such other funds as we may specify from time to time. We show the available variable investment options of the account below. Unless we say otherwise, the variable investment options invest in funds or fund portfolios with the same names. This account is registered with the SEC under the Investment Company Act of 1940.

      THE PRUDENTIAL SERIES FUND, INC.

        Money Market Portfolio
        Diversified Bond Portfolio
        Conservative Balanced Portfolio
        Flexible Managed Portfolio
        High Yield Bond Portfolio
        Stock Index Portfolio
        Equity Income Portfolio
        Equity Portfolio
        Prudential Jennison Portfolio
        Global Portfolio

      AIM VARIABLE INSURANCE FUNDS, INC.

        AIM V.I. Value Fund

      JANUS ASPEN SERIES

        Janus Aspen Growth Portfolio

      MFS VARIABLE INSURANCE TRUST

        MFS Emerging Growth Series

      T. ROWE PRICE INTERNATIONAL SERIES, INC.

        T. Rowe Price International Stock Portfolio

                      CONTRACT DATA CONTINUED ON NEXT PAGE


Page 3C (99)

                                                   PROCESSING DATE: JUL 10, 1999
                                                    POLICY NO. XX XXX XXX


                            CONTRACT DATA CONTINUED

     AMERICAN CENTURY VARIABLE PORTFOLIO, INC.

      American Century VP Value Fund

--------------------------------------------------------------------------------

INITIAL ALLOCATION OF INVESTED PREMIUM AMOUNTS

     High Yield Bond Portfolio               40%
     Money Market Portfolio                  60%

--------------------------------------------------------------------------------
                              END OF CONTRACT DATA


Page 3D (99)

                                                   PROCESSING DATE: JUL 10, 1999
                                                    POLICY NO. XX XXX XXX


                                    TABLE(S)


                                 SEGMENT TABLE

This table is used to compute the charge for sales expenses and the cost of insurance. See the Charge for Sales Expenses and Cost of Insurance provisions for details. The information shown below for each segment starts on the effective date of the segment.



                 SEGMENT,
                 ISSUE AGE, &
EFFECTIVE DATE   RATING CLASS (RC)              SEGMENT ALLOCATION AMOUNT
--------------------------------------------------------------------------------
Contract Date    $100,000.00 Basic Insurance    $3897.00
                 Amount                         changing on Jul 1, 2009 to $0.00
                 Issue Age 35
                 (RC = Preferred)

--------------------------------------------------------------------------------
                        TABLE(S) CONTINUED ON NEXT PAGE

Page 4 (99)

                                                   PROCESSING DATE: JUL 10, 1999
                                                    POLICY NO. XX XXX XXX


                               TABLES(S) CONTINUED



               TABLE OF MAXIMUM MONTHLY INSURANCE RATES PER $1,000
                            RATING CLASS: PREFERRED

 INSURED'S              MAXIMUM             INSURED'S                 MAXIMUM
ATTAINED AGE*         MONTHLY RATE         ATTAINED AGE*            MONTHLY RATE
--------------------------------------------------------------------------------
     35                  0.14417             65                       1.85417
     36                  0.15167             66                       2.05167
     37                  0.16167             67                       2.26333
     38                  0.17250             68                       2.49333
     39                  0.18417             69                       2.74833

     40                  0.19833             70                       3.03667
     41                  0.21333             71                       3.36583
     42                  0.22917             72                       3.74583
     43                  0.24667             73                       4.17583
     44                  0.26583             74                       4.64833

     45                  0.28750             75                       5.15333
     46                  0.31083             76                       5.68667
     47                  0.33583             77                       6.24417
     48                  0.36333             78                       6.82917
     49                  0.39333             79                       7.46000

     50                  0.42750             80                       8.15667
     51                  0.46667             81                       8.93750
     52                  0.51167             82                       9.81833
     53                  0.56333             83                      10.79500
     54                  0.62083             84                      11.84833

     55                  0.68500             85                      12.95416
     56                  0.75500             86                      14.09833
     57                  0.82917             87                      15.26333
     58                  0.91167             88                      16.44416
     59                  1.00417             89                      17.65750

     60                  1.10750             90                      18.92083
     61                  1.22250             91                      20.26333
     62                  1.35500             92                      21.73500
     63                  1.50500             93                      23.47917
     64                  1.67167             94                      25.81917

                        TABLE(S) CONTINUED ON NEXT PAGE


Page 4A (99)

                                                   PROCESSING DATE: JUL 10, 1999
                                                    POLICY NO. XX XXX XXX


                               TABLES(S) CONTINUED



 INSURED'S              MAXIMUM             INSURED'S                 MAXIMUM
ATTAINED AGE*         MONTHLY RATE         ATTAINED AGE*            MONTHLY RATE
--------------------------------------------------------------------------------
     95                 29.32167             98                      62.09583
     96                 35.08250             99 and above            83.33333
     97                 45.08333
------------------------        ------------------------------------------------

  * For the segment amount(s) effective on the contact date (see Segment Table), the Insured's attained age is the issue age found on page 3 plus the length of time since the contract date.

     For any segment amount(s) effective after the contract date, the Insured's attained age is the issue age of that segment plus the length of time since its effective date.

We may charge less than the maximum monthly rates. From time to time, we will consider the need to change the rates we charge. We describe the factors we use to determine such changes under General Provisions.

See the Basis of Computation for a description of the basis we use to compute these rates.

--------------------------------------------------------------------------------
                        TABLES(S) CONTINUED ON NEXT PAGE

Page 4B (99)

                                                   PROCESSING DATE: JUL 10, 1999
                                                    POLICY NO. XX XXX XXX


                               TABLES(S) CONTINUED

                         TABLE OF ATTAINED AGE FACTORS

These factors are used to determine your death benefit as described under Death Benefit Provisions.

These factors apply during each contract year starting on the contract anniversary.


 CONTRACT                                CONTRACT
   YEAR                 FACTORS            YEAR                     FACTORS
--------------------------------------------------------------------------------
     1                  2.50                31                       1.20
     2                  2.50                32                       1.19
     3                  2.50                33                       1.18
     4                  2.50                34                       1.17
     5                  2.50                35                       1.16

     6                  2.50                36                       1.15
     7                  2.43                37                       1.13
     8                  2.36                38                       1.11
     9                  2.29                39                       1.09
    10                  2.22                40                       1.07

    11                  2.15                41                       1.05
    12                  2.09                42                       1.05
    13                  2.03                43                       1.05
    14                  1.97                44                       1.05
    15                  1.91                45                       1.05

    16                  1.85                46                       1.05
    17                  1.78                47                       1.05
    18                  1.71                48                       1.05
    19                  1.64                49                       1.05
    20                  1.57                50                       1.05

    21                  1.50                51                       1.05
    22                  1.46                52                       1.05
    23                  1.42                53                       1.05
    24                  1.38                54                       1.05
    25                  1.34                55                       1.05

    26                  1.30                56                       1.05
    27                  1.28                57                       1.04
    28                  1.26                58                       1.03
    29                  1.24                59                       1.02
    30                  1.22                60                       1.01
                       TABLES(S) CONTINUED ON NEXT PAGE


Page 4C (99)

                                                   PROCESSING DATE: JUL 10, 1999
                                                    POLICY NO. XX XXX XXX


                               TABLES(S) CONTINUED

 CONTRACT                                 CONTRACT
   YEAR                  FACTORS            YEAR                     FACTORS
--------------------------------------------------------------------------------
     61                  1.00                64                       1.00
     62                  1.00                65                       1.00
     63                  1.00                66 and above             1.00
--------------------------------------------------------------------------------
                                END OF TABLE(S)


Page 4D (99)

-------------------------=======================================================

                         DEFINITIONS

                         WE, OUR and US.--Pruco Life Insurance Company.

                         YOU and YOUR.--The owner(s) of the contract.

                         INSURED.--The person named as the Insured on the first page. He or she need not be the owner.

                         SEC.--The Securities and Exchange Commission.

                         ISSUE DATE.--The contract date shown on the first page.

                         ANNIVERSARY or CONTRACT ANNIVERSARY.--The same day and month as the contract date in each later year.

                         CONTRACT YEAR.--A year that starts on the contract date or on an anniversary.

                         MONTHLY DATE.--The contract date and the same day as the contract date in each later month.

                         CONTRACT MONTH.--A month that starts on a monthly date.

                         TARGET YEAR.--A year beginning on the effective date of a basic insurance amount segment (see Segment Table) and on the same day and month in a later year.

-------------------------=======================================================

                         THE CONTRACT

       ENTIRE CONTRACT   This policy and any attached copy of the application,
                         including an application requesting a change, form the entire contract. We assume that all statements in an application are made to the best of the knowledge and belief of the person(s) who make them; in the absence of fraud, they are deemed to be representations and not warranties. We rely on those statements when we issue the contract and when we change it. We will not use any statement, unless made in an application, to try to void the contract, to contest a change, or to deny a claim.

CONTRACT MODIFICATIONS   Only a Pruco Life Insurance Company officer with the
                         rank or title of vice president may agree to modify this contract, and then only in writing.

      INCONTESTABILITY   Except as we state in the next sentence, we will not
                         contest this contract after it has been in force during the Insured's lifetime for two years from the issue date. The exceptions are: (1) non-payment of enough premium to pay the required charges; and (2) any change in the contract that requires our approval and that would increase our liability. For any such change, we will not contest the change after it has been in effect for two years during the lifetime of the Insured.



                                     Page 5
(CVUL--1999)

-------------------------=======================================================

                         OWNERSHIP

                         Unless a different owner is named in the application, the owner of the contract is the Insured. If a different owner is named, we will show that owner in an endorsement to the contract. This ownership arrangement will remain in effect unless you ask us to change it.

                         You may change the ownership of the contract by sending us a request in a form that meets our needs. We may ask you to send us the contract to be endorsed. If we receive your request in a form that meets our needs, and the contract if we ask for it, we will file and record the change, and it will take effect as of the date you signed the request.

                         While the Insured is living, the owner, with no one else's consent, is entitled to any contract benefit and value, and to the exercise of any right and privilege granted by the contract or by us.

-------------------------=======================================================

                         DEATH BENEFIT PROVISIONS

                         We will pay a benefit (described below) to the beneficiary at the Insured's death if this contract is in force at the time of that death; that is, if it has not been surrendered and it is not in default past the grace period.

                         If the contract is not in default, the amount we will pay will be the death benefit determined as of the date of the Insured's death reduced by any contract debt (described under Loans).

                         If the contract is in default, and the Insured's death occurs in the grace period (described under Default), we will pay the death benefit reduced by any contract debt and the amount needed to pay charges through the date of death.

                         If the Insured's death occurs past the grace period, no death benefit is payable.

         DEATH BENEFIT   This contract has a Type A, Type B, or Type C death
                         benefit. We show the type of death benefit that applies to this contract under Type of Death Benefit. We show the basic insurance amount under Life Insurance on the Insured. The attained age factors are shown in the Table of Attained Age Factors.

                         If this contract has a Type A death benefit, the death benefit on any date is equal to the greater of: (1) the basic insurance amount, and (2) the contract fund before deduction of any monthly charges due on that date plus a return of sales charges as described under Surrender, multiplied by the attained age factor that applies.

                         If this contract has a Type B death benefit, the death benefit on any date is equal to the greater of: (1) the basic insurance amount plus the contact fund before deduction of any monthly charges due on that date, and
                         (2) the contract fund before deduction of any monthly charges due on that date plus a return of sales charges as described under Surrender, multiplied by the attained age factor that applies.

                         If this contract has a Type C death benefit, the death benefit on any date is equal to the greater of: (1) the basic insurance amount plus the total premiums paid minus total withdrawals to this contract both accumulated with interest at the rate(s) displayed in the contract data pages, and (2) the contract fund before deduction of any monthly charges due on that date plus a return of sales charges as described under Surrender, multiplied by the attained age factor that applies. For the purpose of determining the Type C death benefit, the total premiums paid will not include any charge to reinstate this contract as described under Reinstatement.

                         For the purposes of computing the death benefit, if the contract fund is less than zero we will consider it to be zero. Your basic insurance amount and attained age factors are shown in the contract data pages.

   CHANGING THE TYPE C   You may change the interest rate for the Type C death
DEATH BENEFIT INTEREST   benefit once each contract year. You may choose a rate
                  RATE   between 0% and 8% in 1/2% increments. The change will
                         become effective on the monthly date on or after the date we receive your request.


                                     Page 6
(CVUL--1999)

-------------------------=======================================================

      ADDITIONAL DEATH   This contract may provide additional benefits, which
              BENEFITS   may be payable on an Insured's death. If it does, they
                         will be listed on a contract data page in the section captioned Other Benefits on the Insured, and a form describing the benefit will be included in this contract. Any such benefit will be payable only if the contract is not in default past the grace period at the time of the death.

     METHOD OF PAYMENT   You may choose to have any death benefit paid in a
                         single sum or under one of the optional modes of settlement shown in the Settlement Options provision.

    NET AMOUNT AT RISK   The net amount at risk is used to determined the cost
                         of insurance as described under Adjustments to the Contract Fund. It is equal to the death benefit (see
                         Death Benefit) minus the contract fund.

     SUICIDE EXCLUSION   If the Insured, whether sane or insane, dies by suicide
                         within two years from the issue date, this contract will end and we will return the premiums paid, less any contract debt, and less any withdrawals.

                         The following statement applies only with respect to an increase in the basic insurance amount resulting from a request you make in accordance with the Change in Basic Insurance Amount provision of this contract. If the Insured, whether sane or insane, dies by suicide after two years from the issue date but within two years of the effective date of an increase in the basic insurance amount, we will pay, as to the increase in amount, no more than the sum of the premiums paid on and after the effective date of the increase.

     INTEREST ON DEATH   Any death benefit described above will be credited with
               BENEFIT   interest from the date of death in accordance with
                         applicable laws.

-------------------------=======================================================

                         CHANGE IN BASIC INSURANCE AMOUNT

                         You may change the basic insurance amount, subject to our approval and all these conditions and the paragraphs that follow:

                         1. You must ask for the change in a form that meets our needs.

                         2. The change must be one permitted by our current underwriting rules.

                         3. The amount of an increase or decrease must be at least equal to the minimum increase or decrease in basic insurance amount shown under Contract Limitations in the contract data pages.

                         4. The basic insurance amount after the decrease must be at least equal to the minimum basic insurance amount shown under Contract Limitations in the contract data pages.

                         5. If we ask you to do so, you must send us the contract to be endorsed.

                         6. You must prove to us that the Insured is insurable for any increase.

                         7.  The contract must not be in default.

                         8. We may deny any increase if it would cause the number of segments shown in the Segment Table in the contract data pages to exceed ninety-nine.

                         A change will take effect only if we approve your request for it at our Home Office. Unless you ask us otherwise, the change will take effect on the date we approve it. You may request an earlier date, but it may not be more than 90 days prior to the date of request. If we approve the change, we will also recompute the contract's charges, values and limitations. A change in the basic insurance amount may also affect the amount of any extra benefits this contract might have. We will send you new contract data pages showing the amount and effective date of the change and the recomputed charges, values and limitations. If the Insured is not living on the effective date, the change will not take effect. We may deduct the administrative charge (shown under Adjustments to the Contract Fund) for the change.


                                     Page 7
(CVUL--1999)

-------------------------=======================================================

                         COST OF INSURANCE

                         On each monthly date, we will deduct a charge for the cost of insurance from the contract fund. To determine the maximum charge for the cost of insurance, we use the following method:

                         We determine the maximum cost of insurance rate for each currently effective basic insurance segment amount shown in the Segment Table in the data pages using the maximum monthly rate shown under the Table of Maximum Monthly Insurance Rates for the appropriate rating class. If there is only one basic insurance segment amount currently in effect, we multiply the rate by the net amount at risk (the death benefit minus the contract fund) divided by $1000 to compute the maximum charge for the cost of insurance.

                         If there are two or more basic insurance segments currently in effect, we first allocate the total net amount at risk (the death benefit minus the contract fund) to each basic insurance segment based on the proportion of its basic insurance amount to the total of all basic insurance segment amounts currently in effect. We multiply the rate by the allocated net amount at risk divided by $1000 for each basic insurance segment and add the results to determine the total maximum charge for the cost of insurance.

-------------------------=======================================================

                         CHANGING THE TYPE OF DEATH BENEFIT

                         This contract has a Type A, a Type B, or a Type C death benefit (See Death Benefit). Subject to our approval, you may change the type of death benefit. Except as we state below, we will adjust the basic insurance amount so that the death benefit immediately after the change will remain the same as the death benefit immediately before the change. If the basic insurance amount is scheduled to change in the future (see Life Insurance on the Insured in the contract data pages), we will similarly adjust those future basic insurance amounts. When changing to the Type C death benefit, you may choose an interest rate between 0% and 8% in 1/2% increments. Interest will begin to accumulate on the day the change takes effect. When changing to or from a Type C death benefit, we will not add any charge to reinstate to the total premiums paid on this contract.

           TYPE A TO B   If you are changing from a Type A to a Type B death
                         benefit, we will reduce the basic insurance amount by the contract fund on the date the change takes effect.

           TYPE A TO C   If you are changing from a Type A to a Type C death
                         benefit, we will change the basic insurance amount by subtracting the total premiums paid on this contract minus total withdrawals on the date the change takes effect.

           TYPE B TO A   If you are changing from a Type B to a Type A death
                         benefit, we will increase the basic insurance amount by the contract fund on the date the change takes effect.

           TYPE B TO C   If you are changing from a Type B to a Type C death
                         benefit, we first find the difference between (1) the contract fund and (2) the total premiums paid on the contract minus total withdrawals, determined on the date the change takes effect. If (1) is larger than
                         (2), we will increase the basic insurance amount by that difference. If (2) is large than (1), we will reduce the basic insurance amount by that difference.

           TYPE C TO A   If you are changing from a Type C to a Type A death
                         benefit, we will change the basic insurance amount by adding the total premiums paid minus total withdrawals to this contract both accumulated with interest at the rate(s) displayed in the contract data pages on the date the change takes effect.

           TYPE C TO B   If you are changing from a Type C to a Type B death
                         benefit, we first find the difference between (1) the contract fund and (2) the total premiums paid minus total withdrawals to this contract both accumulated with interest at the rate(s) displayed in the contract data pages on the date the change takes effect. If (2) is larger than (1), we will increase the basic insurance amount by that difference. If (1) is larger than (2), we will reduce the basic insurance amount by that difference.


                                     Page 8
(CVUL--1999)

                         If the change in the type of death benefit results in a reduction in the basic insurance amount, the basic insurance amount after the decrease must be at least equal to the minimum basic insurance amount, which we show under Contract Limitations in the contract data pages.

                         A change in the type of death benefit will take effect only if we approve your request at our Home Office. If we approve the change, we will recompute the contract's charges, values and limitations shown in the contract data pages. The change will take effect on the monthly date that coincides with or next follows the date we approve your request. We will send you new contract data pages showing the amount and effective date of the change in basic insurance amount and the recomputed charges, values and limitations.

                         Your request for a change must be in a form that meets our needs. We may require you to send us this contract before we make the change.

-------------------------=======================================================

                         BENEFICIARY

                         You may designate or change a beneficiary by sending us a request in a form that meets our needs. We may ask you to send us the contract to be endorsed. If we receive your request, and the contract if we ask for it, we will file and record the change and it will take effect as of the date you signed the request. But if we make any payment(s) before we receive the request, we will not have to make the payment(s) again. Any beneficiary's interest is subject to the rights of any assignee we know of.

                         When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated. To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and so on. When we use numbered classes, these statements apply to beneficiaries unless the form states otherwise.

                         1. One who survives the Insured will have the right to be paid only if no one in a prior class survives the Insured.

                         2. One who has the right to be paid will be the only one paid if no one else in the same class survives the Insured.

                         3. Two or more in the same class who have the right to be paid will be paid in equal shares.

                         4. If no beneficiary survives the Insured, we will pay in one sum to the Insured's estate.

                         Before we make a payment, we have the right to decide what proof we need of the identity, age, or other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.


                                     Page 9
(CVUL--1999)

-------------------------=======================================================

                         PREMIUM PAYMENT

   PAYMENT OF PREMIUMS   The minimum initial premium shown in the contract data
                         pages is due on or before the contract date. There is no insurance under this contract until that premium is paid. We may require an additional premium if adjustments to premium payments plus any contract fund charges due on or before the payment date exceed the minimum initial premium.

                         Subject to the limitations below, additional premiums may be paid at any time during the Insured's lifetime as long as the contract is not in default beyond the grace period. Premiums may be paid at one of our offices or to one of our authorized representatives. We will give a signed receipt upon request. The minimum premium we will accept is shown on a contract data page. We have the right to refuse to accept a premium payment that would in our opinion cause this contract to fail to qualify as life insurance under applicable tax law. We also have the right to refuse to accept any payment that increases the death benefit by more than it increases the contract fund.

      INVESTED PREMIUM   The invested premium amount is the portion of each
                AMOUNT   premium you pay that we add to the contract fund. It
                         is equal to the premium paid minus the adjustments to premium payments shown under Adjustments to Premium
                         Payments on a contract data page.

      CHARGE FOR SALES   We subtract a charge for sales expenses from each
              EXPENSES   premium paid.

                         If, on the day we receive a premium, the total of all effective segment allocation amounts is greater than zero (see the Segment Table), we may deduct a sales expense charge of up to 15% on all or a portion of the premium and a charge of up to 2% on any remainder.

                         To determine the premium amount subject to the 15% maximum rate, we use the following method:

                         1. We allocate the premium to each basic insurance segment based on the proportion of its segment allocation amount to the total of all segment allocation amounts currently in effect.

                         2. We determine the amount of any premium previously allocated to each basic insurance segment during the current Target Year. We subtract this amount, if any, from the segment allocation amount of each such basic insurance segment. If the result is less than zero, we consider it to be zero.

                         We take the lesser of the amounts determined in (1) and
                         (2) above for each basic insurance segment currently in effect and add them together. The total is the amount of the premium subject to the maximum 15% rate. If the premium is greater than this total, the excess will be subject to the maximum 2% rate.

                         If, on the day we receive a premium, the total of all effective segment allocation amounts is zero (see the Segment Table), we will deduct a sales expense charge of up to 2% of the entire premium amount.

 CREDITING THE INITIAL   If we receive the first premium payment on or before
       PREMIUM PAYMENT   the contract date, we will credit the invested premium
                         amount to the contract fund on the contract date.

                         If we receive the first premium payment after the contract date, we will credit the premium amount to the contract fund on the payment date.

           ALLOCATIONS   We will allocate 100% of any invested premium into the
                         Money Market Investment Option until the end of the Right to Cancel Contract period described on the contract jacket. At the end of this period, unless you ask us otherwise, we will re-allocate the amount in the Money market Investment Option in accordance with the Initial Allocation of Invested Premium Amounts shown in the contract data pages.

                         You may allocate all or a part of your invested premium amount to one or more of the variable investment options listed in the contract data pages. You may choose to allocate nothing to a particular variable investment option. You may not choose a fractional percentage.


                                    Page 10
(CVUL--1999)

                         The initial allocation of invested premium amounts is shown on a contract data page. You may change the allocation for future invested premium amounts at any time if the contract is not in default. To change your allocation, simply notify us in a form that meets our needs. The change will take effect on the date we receive your notice; we will send you a confirmation of the transaction.

-------------------------=======================================================

                         CONTRACT FUND

                         When you make your first premium payment, the invested premium amount, less any charges due on or before that day, becomes your contract fund. Amounts are added and subtracted from the contract fund as shown under Adjustments to the Contract Fund in the contract data pages. The contract fund is used to pay charges under this contract and will determine, in part, whether this contract will remain in force or go into default. The contract fund is also used to determine your loan and surrender values, the amount you may withdraw, and the death benefit.

-------------------------=======================================================

                         DEFAULT

                         On each monthly date, we will determine the net cash value. If the net cash value is greater than zero, the contract will remain in force until the next monthly date. If the net cash value is zero or less, the contract is in default.

     NOTICE OF DEFAULT   If the contract is in default, we will mail you a
                         notice stating the amount we will need to keep the contract in force. That amount will equal a premium which we estimate will keep the contract in force for three months from the date of default. We grant a 61 day grace period from the date we mail the notice to pay this charge. The contract will remain in force during this period. If that amount is not paid to us by the end of the 61-day grace period, the contract will end and have no value.

-------------------------=======================================================

                         REINSTATEMENT

                         If this contract ends without value, as described under Default, you may reinstate it. The following conditions must be satisfied:

                         1. The contract must not have been in default for more than 5 years.

                         2. You must prove to us that the Insured is insurable for the contract.

                         3. You must pay us a charge equal to: (a) an amount, if any, required to bring the contract fund to zero on the date the contract went into default, plus
                             (b) the deductions from the contract fund during the grace period following the date of default, plus (c) a premium that we estimate will be sufficient after administrative charges to cover the deductions from the contract fund for three monthly dates starting on the date of reinstatement.

                         4. Any contract debt (with interest to date at the rate(s) we set for loans as we state under Loans) must be restored or paid back. If that debt with interest would exceed the loan value of the reinstated contract, the excess must be paid to us before reinstatement.

                         The date of reinstatement will be the beginning of the contract month that coincides with or next follows the date we approve your request. We will deduct all required charges from your payment and put the balance in your contract fund.


                                    Page 11
(CVUL--1999)

-------------------------=======================================================

                         SEPARATE ACCOUNT

      SEPARATE ACCOUNT   The words "separate account," when we use them in this
                         contract without qualification, mean any separate account we establish to support variable life insurance contracts like this one. We list the separate accounts available to you in the contract data pages. We may establish additional separate accounts. We will notify you within one year if we do so.

   VARIABLE INVESTMENT   A separate account may offer one or more variable
               OPTIONS   investment options. We list them in the contract data
                         pages. We may establish additional variable investment options. We will notify you within one year if we do so. We may also eliminate existing variable investment options, but only with the consent of the SEC and, where required, of the insurance regulator of our state of domicile and/or where this contract is delivered.

                         Income and realized and unrealized gains and losses from assets in each variable investment option are credited to, or charged against, that variable investment option. This is without regard to income, gains, or losses in other variable investment options.

      SEPARATE ACCOUNT   We may invest the assets of different separate accounts
           INVESTMENTS   in different ways. But we will do so only with the
                         consent of the SEC and, where required, of the insurance regulator of our state of domicile and/or where this contract is delivered.

                         The assets of the separate account shall be available to cover the liabilities of the general account only to the extent that the assets exceed the liabilities of the separate account arising under the variable life insurance policies supported by the separate account.

                         We will determine the value of the assets in each separate account registered with the SEC under the Investment Company Act of 1940 and any variable investment option on each day the New York Stock Exchange is open for business.


                                    Page 12
(CVUL--1999)

-------------------------=======================================================

                         TRANSFERS

                         You have the right to transfer amounts into or out of variable investment options up to twelve times in each contract year without charge if the contract is not in default. Additional transfers may be made during each contract year, but only with our consent. We may charge for additional transfers as we state under Adjustments to the Contract Fund.

                         We may restrict the number, timing and amount of transfers in accordance with our rules if your transfer activity is determined by us to be disruptive to the variable investment option or to the disadvantage of other contract owners. We may prohibit transfer requests made by an individual acting under a power of attorney on behalf of more than one contract owner.

                         To make a transfer, you must ask us in a form that meets our needs. Unless otherwise restricted, the transfer will take effect on the date we receive your notice at our Home Office.

-------------------------=======================================================

                         SURRENDER

                         You may surrender this contract for its net cash value. To do so, you must ask us in a form that meets our needs. We may require you to send us the contract.

                         We will usually pay any net cash value within seven days after we receive your request and the contract (if we require it) at our Home Office. But we have the right to postpone paying you the part of the net cash value that is to come from any variable investment option provided by a separate account registered under the Investment Company Act of 1940 if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.

            CASH VALUE   The cash value at any time is the contract fund.

        NET CASH VALUE   The net cash value at any time is the cash value less
                         any contract debt.

                         If the contract is in default, the net cash value is zero.

       RETURN OF SALES   If the contract is not in default, we will, upon
               CHARGES   surrender within four years of the contract date,
                         return 50% of any sales charges we deducted from premiums paid within 24 months prior to the date we receive your surrender request at our Home Office.


                                    Page 13
(CVUL--1999)

-------------------------=======================================================

                         WITHDRAWALS

                         You may make withdrawals from the contract subject to all these conditions and the paragraph that follows:

                         1. You must ask for the withdrawal in a form that meets our needs.

                         2. The net cash value after withdrawal may not be less than or equal to zero after deducting any charges associated with the withdrawal.

                         3. You may not withdraw less than the minimum amount shown under Contract Limitations.

                         4. The basic insurance amount after withdrawals must be at least equal to the minimum basic insurance amount shown under Contract Limitations.

                         5. If you have a type A death benefit, we may ask for proof that the Insured is insurable for an increase in the net amount at risk. See Effect on Basic Insurance Amount for details.

                         Any amount withdrawn may not be repaid except as a premium subject to charges.

    EFFECT ON CONTRACT   On the date we approve your request for withdrawal, we
                  FUND   will reduce your contract fund by the withdrawal amount
                         and any charges listed under Adjustments to the Contract Fund. Unless you request otherwise, we will take any withdrawal proportionately from all variable investment options that apply to the contract.

                         We may charge an administrative fee as stated under Adjustments to the Contract Fund.

       EFFECT ON BASIC   If you have a Type B or Type C death benefit,
      INSURANCE AMOUNT   withdrawals will not affect the basic insurance amount.

                         If you have a Type A death benefit and the withdrawal would cause the net amount at risk (see Net Amount at Risk) to increase, you must prove to us that the Insured is insurable for the increase. Otherwise, we will reduce the basic insurance amount and, consequently, your death benefit to offset this increase. If the basic insurance amount is scheduled to change (see Life Insurance on the Insured in the Contract Data pages), we will similarly adjust all remaining basic insurance amounts. The reduction in the basic insurance amount will never be more than the withdrawal amount. If we reduce the basic insurance amount, we will recompute the contract's charges, values and limitations. We will send you new contract data pages showing these changes.

                         We will usually pay any withdrawal amount within seven days after we receive your request and the contract (if we require it) at our Home Office. But we have the right to postpone paying you the part of the withdrawal that is to come from any variable investment option provided by a separate account registered under the Investment Company Act of 1940 if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.


                                    Page 14
(CVUL--1999)

-------------------------=======================================================

                         LOANS

                         Subject to the minimum loan requirement and the requirements of this provision, you may at any time borrow any amount up to the current loan value less any existing contract debt.

            LOAN VALUE   If the contract is not in default, the loan value at
                         any time is equal to 90% of the cash value.

                         If the contract is in default, it has no loan value.

         CONTRACT DEBT   Contract debt at any time means the loan on the
                         contract at that time, plus the interest we have charged that is not yet due and that we have not yet added to the loan.

     LOAN REQUIREMENTS   For us to approve a loan, the following requirements
                         must be met: you must assign this contract to us as sole security for the loan; the Insured must be living;
                         and the resulting contract debt must not be more than the loan value.

                         If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

       INTEREST CHARGE   We will charge interest daily on any loan. Interest is
                         due on each contract anniversary, or when the loan is paid back, whichever comes first. If interest is not paid when due, it becomes part of the loan. Then we start to charge interest on it, too. Except as stated below, we charge interest at an effective annual rate shown under Loan Interest Rate in the contract data pages.

        PREFERRED LOAN   Unless you ask us otherwise, a portion of the amount
                         you may borrow on or after the 10th contract anniversary will be considered a Preferred Loan up to an amount equal to the maximum preferred loan amount described below. Preferred Loans are charged interest at an effective annual rate shown under Preferred Loan
                         Interest Rate in the contract data pages.

     MAXIMUM PREFERRED   The maximum preferred loan amount available starting on
           LOAN AMOUNT   the 10th contract anniversary is (A) minus (B), where
                         (A) is the total amount you may borrow, and (B) is the total premiums paid less total withdrawals, if any. If
                         (B) is less than zero, we will consider it to be zero.

    EFFECT ON CONTRACT   When you take a loan, the amount of the loan continues
                  FUND   to be a part of the contract fund and is credited with
                         interest at an effective rate of 4% a year.

                         We will reduce the portion of the contract fund allocated to the variable investment options by the amount you borrow, and by loan interest that becomes part of the loan if it is not paid when due.

                         We will take any loan proportionately from all variable investment options that apply to the contract unless you ask us otherwise.

                         On each monthly date, if there is a contract loan outstanding, we will increase the portion of the contract fund in the variable investment options by interest credits accrued on the loan since the last monthly date. When you repay all or part of a loan, we will increase the portion of the contract fund in the variable investment options by the amount of that repayment plus the interest credits accrued on the loan since the last transaction date. To do this, we will use your investment allocation for future premium payments on file as of the loan payment date. We will also decrease the portion of the contract fund on which we credit the guaranteed interest rate of 4% a year by the amount of loan you repay.

                         We will not increase the portion of the contract fund allocated to the variable investment options by loan interest that is paid before we make it part of the loan. We reserve the right to change the manner in which we allocate loan repayments. If we make such a change, we will do so for all contracts like this one. We will send you notice of any change.


                                    Page 15
(CVUL--1999)

-------------------------=======================================================

                         GENERAL PROVISIONS

         ANNUAL REPORT   At least once each contract year we will send you a
                         report. It will show: the death benefit; the amount of the contract fund in each variable investment option;
                         the net cash value; any contract debt and the interest rate we are charging; premiums paid, investment results, charges deducted, and withdrawals taken since the last report. The report may also show any other data that may be required where this contract is delivered.

      PAYMENT OF DEATH   If we settle the contract in one sum as a death claim
                 CLAIM   we will usually pay the proceeds within seven days
                         after we receive at our Home Office proof of the Insured's death and any other information we need to pay the claim. But we have the right to postpone paying the part of the proceeds that is to come from a variable investment option provided by a separate account registered under the Investment Company Act of 1940 if: (1) the New York Stock Exchange is closed; or
                         (2) the SEC requires that trading be restricted or declares an emergency.

              CURRENCY Any money we pay, or that is paid to us, must be in United States currency. Any amount we owe will be payable at our Corporate Office.

       MISSTATEMENT OF   If the Insured's stated age or sex or both are not
            AGE OR SEX   correct, we will change each benefit and any amount to
                         be paid to what the most recent deductions from the contract fund would have provided at the Insured's correct age and sex.

            ASSIGNMENT   We will not be deemed to know of an assignment unless
                         we receive it, or a copy of it, at our Home Office. We are not obliged to see that an assignment is valid or sufficient. This contract may not be assigned to any employee benefit plan or program without our consent.
                         This contract may not be assigned if such assignment would violate any federal, state, or local law or regulation prohibiting sex distinct rates for insurance.

        CHANGE IN PLAN   You may be able to have this contract changed to
                         another plan of life insurance. Any change may be made only if we consent, and will be subject to conditions and charges that are then determined.

    FACTORS SUBJECT TO   Charges deducted from premium payments and the contract
                CHANGE   fund may change from time to time, subject to the
                         maximums shown in the contract data pages. In deciding whether to change any of these charges, we will periodically consider factors such as mortality, persistency, expenses, taxes and interest and/or investment experience to see if a change in our assumptions is needed. Changes in factors will be by class.

     NON-PARTICIPATING   This contract will not share in our profits or surplus
                         earnings. We will pay no dividends on it.

    APPLICABLE TAX LAW   This contract has been designed to satisfy the
                         definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue
                         Code of 1986, as amended. We reserve the right, however, to decline any change we determine would cause this contract to fail to qualify as life insurance under the applicable tax law. This includes, but is not limited to, changing the basic insurance amount, withdrawals, and changing the type of death benefit. We have the right to change this contract, to require additional premium payments, or to make distributions from this contract to the extent necessary to continue to qualify this contract as life insurance. We also have the right to refuse to accept a premium payment that would in our opinion cause this contract to fail to qualify as life insurance under applicable tax law.


                                    Page 16
(CVUL--1999)

-------------------------=======================================================

                         BASIS OF COMPUTATION

   MORTALITY BASIS AND   We compute maximum monthly insurance rates using:
         INTEREST RATE

                         1. the Commissioners 1980 Standard Ordinary Smoker and Nonsmoker Mortality Tables without Ten Year Select Mortality Factors;

                         2.  the rating class of the Insured;

                         3. the issue age of the Insured and the length of time since the contract date or segment effective date;

                         4.  age last birthday; and

                         5.  an effective interest rate of 4% a year.

  MINIMUM LEGAL VALUES   The surrender values provided by this contract are at
                         least as large as those set by law where it is delivered. Where required, we have given the insurance regulator a detailed statement of how we compute values and benefits.


                                    Page 17
(CVUL--1999)

-------------------------=======================================================

                         SETTLEMENT OPTIONS

     OPTIONS DESCRIBED   You may choose to have the proceeds (that is, any death
                         benefit or any amount payable upon surrender of the contract) paid in a single sum or under one of the optional modes of settlement described below.

                         If the person who is to receive the proceeds of this contract wishes to take advantage of one of these optional modes, we will furnish, on request, details of the options we describe below or any others we may have available at the time the proceeds become payable.

 OPTION 1 (INSTALLMENTS  We will make equal payments for up to 25 years. The
   FOR A FIXED PERIOD)   Option 1 Table shows the minimum amounts we will pay.

OPTION 2 (LIFE INCOME)   We will make equal monthly payments for as long as the
                         person on whose life the settlement is based lives, with payments certain for 120 months or until the sum of the payments equals the amount put under this option. The Option 2 Table shows the minimum amounts we will pay. But, we must have proof of the date of birth of the person on whose life the settlement is based.
                         The settlement will share in our surplus to the extent and in the way we decide.

    OPTION 3 (INTEREST   We will hold an amount at interest. We will pay the
              PAYMENT)   interest annually, semi-annually, quarterly, or
                         monthly.

 OPTION 4 (INSTALLMENTS  We will make equal annual, semi-annual, quarterly, or
    OF A FIXED AMOUNT)   monthly payments for as long as the available proceeds
                         provide.

        OPTION 5 (NON-   We will make payments like those of any annuity we then
 PARTICIPATING INCOME)   regularly issue that: (1) is based on United States
                         currency; (2) is bought by a single sum; (3) does not provide for dividends; and (4) does not normally provide for deferral of the first payment. Each payment will be at least equal to what we would pay under that kind of annuity with its first payment due on its contract date. If a life income is chosen, we must have proof of the date of birth of any person on whose life the option is based. Option 5 cannot be chosen more than 30 days before the due date of the first payment.

         INTEREST RATE   Payments under Options 1 and 4 will be calculated
                         assuming an effective interest rate of at least 3-1/2% a year. Under Option 3 it will be at an effective rate of at least 3% a year.


                                    Page 18
(CVUL--1999)

-------------------------=======================================================

                           SETTLEMENT OPTIONS TABLES

     OPTION 1 TABLE
---------------------------
    MINIMUM AMOUNT OF
   MONTHLY PAYMENT FOR
  EACH $1,000, THE FIRST
   PAYABLE IMMEDIATELY
---------------------------
   Number       Monthly
  of Years      Payment
---------------------------

     1          $84.65
     2           43.05
     3           29.19
     4           22.27
     5           18.12

     6           15.35
     7           13.38
     8           11.90
     9           10.75
    10            9.83

    11            9.09
    12            8.46
    13            7.94
    14            7.49
    15            7.10

    16            6.76
    17            6.47
    18            6.20
    19            5.97
    20            5.75

    21            5.56
    22            5.39
    23            5.24
    24            5.09
    25            4.96

---------------------------
Multiply the monthly amount
by 2.989 for quarterly,
5.952 for semi-annual or
11.804 for annual.
---------------------------


                                      OPTION 2 TABLE
------------------------------------------------------------------------------------------------
                  MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000, THE FIRST
                                   PAYABLE IMMEDIATELY
------------------------------------------------------------------------------------------------
                   KIND OF LIFE INCOME                               KIND OF LIFE INCOME
          ------------------------------------              ------------------------------------
  AGE            10-Year          Instalment        AGE            10-Year          Instalment
  LAST           Certain            Refund          LAST           Certain            Refund
BIRTHDAY    Male      Female    Male    Female    BIRTHDAY    Male      Female    Male    Female
----------------------------------------------    ----------------------------------------------
    10     $3.18      $3.11    $3.17    $3.10         45     $4.06      $3.82    $3.99    $3.78
and under                                             46      4.12       3.86     4.03     3.81
    11      3.19       3.12     3.18     3.11         47      4.17       3.90     4.08     3.85
    12      3.20       3.13     3.19     3.12         48      4.23       3.94     4.13     3.90
    13      3.21       3.14     3.20     3.13         49      4.28       3.99     4.18     3.94
    14      3.22       3.15     3.21     3.14
                                                      50      4.35       4.04     4.24     3.98
    15      3.24       3.16     3.23     3.15         51      4.41       4.09     4.29     4.03
    16      3.25       3.17     3.24     3.16         52      4.48       4.15     4.36     4.08
    17      3.27       3.19     3.25     3.18         53      4.55       4.21     4.41     4.13
    18      3.28       3.20     3.27     3.19         54      4.62       4.27     4.48     4.19
    19      3.30       3.21     3.28     3.20
                                                      55      4.70       4.33     4.55     4.24
    20      3.31       3.22     3.30     3.21         56      4.78       4.40     4.62     4.30
    21      3.33       3.24     3.32     3.23         57      4.86       4.47     4.69     4.37
    22      3.35       3.25     3.33     3.24         58      4.95       4.54     4.77     4.43
    23      3.36       3.26     3.35     3.25         59      5.05       4.62     4.86     4.50
    24      3.38       3.28     3.37     3.27
                                                      60      5.15       4.71     4.94     4.58
    25      3.40       3.30     3.39     3.29         61      5.25       4.79     5.03     4.66
    26      3.42       3.31     3.41     3.30         62      5.36       4.89     5.13     4.74
    27      3.45       3.33     3.43     3.32         63      5.48       4.98     5.23     4.82
    28      3.47       3.35     3.45     3.34         64      5.60       5.09     5.34     4.92
    29      3.49       3.37     3.47     3.35
                                                      65      5.73       5.20     5.45     5.01
    30      3.52       3.39     3.49     3.37         66      5.87       5.31     5.57     5.11
    31      3.54       3.41     3.52     3.39         67      6.01       5.43     5.70     5.22
    32      3.57       3.43     3.54     3.41         68      6.15       5.56     5.83     5.34
    33      3.60       3.45     3.57     3.44         69      6.30       5.70     5.97     5.46
    34      3.63       3.47     3.60     3.46
                                                      70      6.46       5.84     6.11     5.58
    35      3.66       3.50     3.63     3.48         71      6.62       5.99     6.27     5.72
    36      3.69       3.52     3.66     3.50         72      6.79       6.15     6.43     5.86
    37      3.72       3.55     3.69     3.53         73      6.96       6.31     6.60     6.01
    38      3.76       3.58     3.72     3.56         74      7.13       6.49     6.78     6.18
    39      3.80       3.61     3.75     3.58
                                                      75      7.30       6.67     6.97     6.35
    40      3.84       3.64     3.79     3.61         76      7.48       6.85     7.17     6.53
    41      3.88       3.67     3.82     3.64         77      7.66       7.04     7.38     6.72
    42      3.92       3.70     3.86     3.67         78      7.83       7.24     7.60     6.93
    43      3.97       3.74     3.90     3.71         79      8.00       7.44     7.83     7.15
    44      4.01       3.78     3.94     3.74
                                                      80      8.17       7.64     8.07     7.38
                                                  and over


                                    Page 19
(CVUL--1999)

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY. INSURANCE PAYABLE ONLY UPON DEATH. CASH VALUES REFLECT PREMIUM PAYMENTS, INVESTMENT RESULTS, AND CHARGES. NON-PARTICIPATING.



                                    Page 20
CVUL--1999